UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 29, 2023

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LAZY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.03 below are incorporated by reference into this Item 1.01.

The Lender (as defined below) under the Loan Agreement (as defined below) and/or its affiliates have various other relationships with the Company (as defined below), including as a significant stockholder of the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 29, 2023, LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC, Lazydays Land of Phoenix, LLC and Lazydays Land of Chicagoland, LLC (collectively, the “Borrower”), each a wholly owned subsidiary of the Company, entered into a Loan Agreement (the “Loan Agreement”), with Coliseum Holdings I, LLC as lender (the “Lender”).

The Loan Agreement evidences a $35.0 million mortgage loan with an interest rate of 12.0% per annum or, if the Borrower exercises its option during the first year of the mortgage loan to pay interest in kind rather than currently (which would add the amount thereof to the outstanding principal balance of the loan), 14.0% per annum. The Borrower paid the Lender an origination fee of 2.5% of the amount of the mortgage loan and agreed to pay the Lender an exit fee of 1% of any amount repaid in year one or 2% of any amount repaid thereafter. The Borrower also agreed that, if all or any portion of the loan is repaid in its first year, the Borrower will pay the Lender a yield maintenance premium with respect to such amount equal to the remaining amount of interest thereon that the Borrower would have paid if such amount of the mortgage loan had remained outstanding until the end of that first year. The loan matures on December 29, 2026.

The Loan Agreement contains representations, warranties, and covenants typical for such agreements. The covenants restrict the Borrower’s ability to, among other things, but subject to certain exceptions: (i) sell, mortgage, assign or transfer any interest in the Borrower or the mortgaged property, (ii) create, incur, assume or permit to exist any lien on any portion of the mortgaged property, (iii) create, incur or assume any indebtedness, (iv) enter into, amend, modify, supplement or terminate material agreements and (v) enter into, terminate or amend any lease.

Events of default under the Loan Agreement include, but are not limited to: (i) failure to pay principal, interest or fees, (ii) breach of representations or covenants, (iii) insolvency, (iv) cross default to certain other indebtedness, (v) judgments over a specified threshold and (vi) transfers of mortgaged property or a change in control. The Loan Agreement provides to the lender customary remedies after the occurrence of an event of default, including the right to accelerate the loan and foreclose on the collateral.

The obligations under the Loan Agreement and certain related obligations are guaranteed by the Company, Lazy Days R.V. Center, Inc. and LDRV Holdings Corp. (collectively, the “Guarantors”). The Loan Agreement is secured by first mortgages on certain properties of the Borrower.

This description of the Loan Agreement is qualified in its entirety by reference to the complete terms and conditions of the Loan Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Loan Agreement, dated December 29, 2023, between LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC, Lazydays Land of Phoenix, LLC and Lazydays Land of Chicagoland, LLC, as Borrower and Coliseum Holdings I, LLC, as Lender.

99.1	Press Release, dated January 2, 2024, announcing the closing of the Loan Agreement.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

January 2, 2024	By	/s/ Kelly Porter
Date		Kelly Porter
Chief Financial Officer